Exhibit 23

Consent of Independent Registered Public Accounting Firm

Applied Energetics, Inc.
Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-82758, 33-89800, 33-94924, 333-21667, 333-130012 and 333-137324) and Form S-8 (Nos. 33-52020, 33-71978, 333-44459, 333-41332, 333-113656, 333-127661, and 333-146766) of Applied Energetics, Inc. of our reports dated March 10, 2008, relating to the consolidated financial statements, the effectiveness of Applied Energetics, Inc.’s internal control over financial reporting, and schedule of Applied Energetics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

Phoenix, Arizona
March 10, 2008